Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Dime Community Bancshares, Inc. [DCOM]
Date of Event Requiring Statement:	April 11, 2021

Exhibit 99.3 - Joint Filers’ Signatures

/s/ Matthew Lindenbaum
Matthew Lindenbaum

/s/ Bennett Lindenbaum
Bennett Lindenbaum

Basswood Capital Management, L.L.C.

By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member